Exhibit 32.1

                               Certification

     The undersigned certifies for purposes of Section 1350 of Chapter 63 of Title 18 of the United States Code, in his capacity as the chief executive officer of Tree Top Industries, Inc., ("Tree Top") that to his knowledge, the Quarterly Report of Tree Top on Form 10-QSB/A for the period ended June 30, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents in all material respects the financial condition and results of operation of Tree Top Industries, Inc.


Date: March 27, 2006

By: /s/ David Reichman
     David Reichman
     Chief Executive Officer